©Copyright Golar LNG. All rights reserved. CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED. December 31, 2024 Golar Hilli Corporation Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960 Ref.: Second Addendum to Offer BBCA 1/2024 Dear Sirs, Southern Energy S.A. (“Charterer”) hereby irrevocably offers (the “Offer”) to Golar Hilli Corporation (“Owner”) to enter an addendum to the Offer BBCA 1/2024 on the terms set out in Annex I attached hereto (the “Second Addendum to Offer BBCA 1/2024”). This Offer shall be valid until December 31, 2024 12.00 noon Bermuda time (Atlantic Standard Time) and will be considered accepted if Owner delivers to us, and we receive within said period, a letter of acceptance. If on or prior to the expiration on December 31, 2024 12.00 noon Bermuda time (Atlantic Standard Time) Charterer receives said letter of acceptance, then as among the Parties, the Second Addendum to Offer BBCA 1/2024 shall become effective upon the terms and conditions set forth therein, such Second Addendum being valid, binding, effective and enforceable with respect to Owner and Charterer from the date of acceptance of the Offer (the “Second Addendum Execution Date”). If Owner does not accept the Offer as provided herein, the Offer shall automatically expire and shall be deemed revoked by Owner without the need of any notice or action by Owner. Sincerely, Southern Energy S.A. /s/ Rodolfo Heriberto Freyre Name: Rodolfo Heriberto Freyre Title: Chairman of the Board

©Copyright Golar LNG. All rights reserved. ANNEX I Recitals: A. Whereas, on July 4, 2024, Owner and Charterer have entered an FLNG Bareboat Charter Agreement on the terms and conditions set out in Annex I to Offer BBCA 1/2024. B. Whereas, on September 6, 2024, the Parties entered into a First Addendum to the FLNG Bareboat Charter Agreement. C. Whereas, the Parties wish to further amend certain terms of Annex I to Offer BBCA 1/2024. Now, therefore, for and in consideration of the foregoing the Parties agree as follows: ARTICLE 1: Amendment to Clause 5.3.1 Parties agree to amend Clause 5.3.1 set out in Offer BBCA 1/2024 to read as follows: “5.3.1 On or before [*****], Owner shall notify Charterer (the “Notification Date”) of its election of a three (3) Month window (the “First Window”) within which the Delivery Date is intended to occur; which election shall either be for the window from [*****] or for the window from [*****]. If Owner fails to provide timely notice to Charterer pursuant to this Clause 5.3.1, the First Window shall be from [*****]. ARTICLE 2: The provisions of Annex I to Offer BBCA 1/2024 not otherwise expressly amended hereby shall remain unamended, valid, binding, effective and enforceable. ARTICLE 3: Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in Annex I to Offer BBCA 1/2024.

©Copyright Golar LNG. All rights reserved. December 31, 2024 SOUTHERN ENERGY S.A. L. N. Alem 1180, piso 9° Ciudad Autónoma de Buenos Aires República Argentina Ref.: Second Addendum to Offer BBCA 1/2024 Dear Sirs, Golar Hilli Corporation hereby accepts your Second Addendum to Offer BBCA 1/2024 dated as of December 31, 2024. Sincerely, Golar Hilli Corporation Signature: /s/ Federico Petersen Printed Name: Federico Petersen Title: Authorised Signatory